                   CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors of
Oppenheimer Quest Capital Value Fund, Inc.:

We consent to the use in this Registration Statement of Oppenheimer Quest
Capital Value Fund, Inc., of our report dated December 12, 2006, included in the Statement of Additional Information, which is part of such Registration
Statement, and to the references to our firm under the headings "Financial
Highlights" appearing in the Prospectus, which is also part of such
Registration Statement and "Independent Registered Public Accounting Firm"
appearing in the Statement of Additional Information.

                              /s/ KPMG LLP
                              KPMG LLP

Denver, Colorado
February 26, 2007